Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to this Registration Statement (Form S-3 No. 333-135580) and related Prospectus of SkyTerra Communications, Inc. for the registration of 29,926,074 shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2006, with respect to the consolidated financial statements of Mobile Satellite Ventures LP as of December 31, 2005 and 2004, and for the three years in the period ended December 31, 2005 included in the Annual Report on Form 10-K of SkyTerra Communications, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 18, 2006